Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan                                  (651) 293-2809

Lisa L. Curran                       (651) 293-2185

ECOLAB DELIVERS STRONG FOURTH QUARTER

Reported diluted EPS $0.93; adjusted EPS +17% to $1.04

Full year 2013 adjusted EPS +19% to $3.54

2014 full-year adjusted EPS forecast $4.10 to $4.20, +16% to 19%

2013 FOURTH QUARTER HIGHLIGHTS:

•                  Reported sales +17%; acquisition adjusted fixed currency sales +6% led by Global Specialty, Global Energy, Global Food & Beverage, Global Water and the Latin America and Asia Pacific regions

•                  Reported diluted EPS $0.93, +21%

•                  Record adjusted EPS $1.04, +17%, excluding special gains and charges and discrete tax items, driven by solid sales gains, cost efficiency programs and synergies

	Fourth Quarter Ended December 31
	(unaudited)
	Reported			Adjusted*
	Fourth Quarter		%	Fourth Quarter		%
(Millions, except per share)	2013	2012	change	2013	2012	change

Net Sales	$3,559.5	$3,045.8	17%	$3,559.5	$3,045.8	17%
Operating Income	470.6	395.8	19%	510.5	442.1	15%
Net Income Attributable to Ecolab	287.1	231.4	24%	318.4	265.9	20%

Diluted Net Income Per Share	$0.93	$0.77	21%	$1.04	$0.89	17%

* Operating income is adjusted for special gains and charges.  Net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., February 21, 2014:  Ecolab Inc. delivered very strong fourth quarter earnings as continued solid sales growth and operating margin gains led to a 17% adjusted earnings per share increase over last year.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “2013 was a year of outstanding accomplishments for Ecolab.  We delivered solid organic sales growth in a tough global economy, using our product innovation, industry-leading sales and service force expertise, and our focus on delivering the best results at the lowest total costs for our customers.  We made terrific progress integrating our Nalco and Champion acquisitions, outpacing our own timelines and strengthening our combined offerings.  And through these actions, we achieved strong earnings growth that leveraged our sales growth through improved efficiency, cost savings and merger synergies.  Equally important, we invested in the key drivers for our future that we believe will continue to generate superior growth for our company, leaving us in a stronger position as we finished the year.

“We will utilize the same formula for growth again in 2014 — superior products, superior service, and our commitment to use them to drive better results and better value for customers.  We expect only modest improvements in our markets this year, so we will once again work aggressively to generate new business from both existing and new customers, which is the key to providing superior returns for our shareholders.  We are excited as we start the new year.  We are a better, stronger company.  We have increased customer solution capabilities and enjoy major growth opportunities across all of the markets we serve, and we are committed to capitalizing on our opportunities again in 2014.”

Quarter overview

	Fourth Quarter Ended December 31
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2013	2012	Change	2013	2012	Change
Net Sales	$3,559.5	$3,045.8	17%	$3,601.4	$3,043.8	18%
Operating Income	470.6	395.8	19%	517.8	441.8	17%

* Operating income is adjusted for special gains and charges.

Ecolab’s reported sales rose 17% to a record $3.6 billion in the fourth quarter of 2013.  Fixed currency sales rose 18%.  Fourth quarter 2013 acquisition adjusted fixed currency sales rose 6%.

Acquisition adjusted growth rates generally exclude the results of any acquired business for the first twelve months post acquisition and exclude the results of any divested businesses for the twelve months prior to divestiture. Champion is an exception.  Due to the rapid pace at which the business is being fully integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is not readily available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

Fourth quarter 2013 reported operating income increased 19% to $471 million. Both reported fourth quarter 2013 and 2012 results include special gains and charges.  Excluding special gains and charges, fourth quarter 2013 adjusted operating income of $510 million increased 15% compared with fourth quarter 2012 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, fourth quarter 2013 adjusted fixed currency operating income of $518 million increased 17% when compared with fourth quarter 2012 adjusted fixed currency operating income.  Fourth quarter 2013 adjusted fixed currency operating income, adjusted for acquisitions, increased 13%.

Fourth quarter 2013 reported net income attributable to Ecolab increased 24% to $287 million, representing $0.93 per diluted share, and included special gains and charges and discrete tax items.  Fourth quarter 2013 adjusted net income rose 20% to $318 million, and adjusted diluted earnings per share increased 17% to $1.04, when compared with fourth quarter 2012 adjusted diluted earnings per share of $0.89.  Currency translation had a negative impact of $0.02 per share on reported and adjusted diluted earnings per share in the fourth quarter of 2013.

Segment review

Fourth quarter 2013 sales for the Global Industrial segment, when measured at fixed currency rates, rose 4% to $1,283 million and fixed currency operating income increased 5% to $182 million compared with the year ago period.  Fourth quarter 2013 acquisition adjusted fixed currency sales rose 5%, led by Global Food & Beverage and Global Water; acquisition adjusted fixed currency operating income increased 5%. Regionally, Asia Pacific and Latin America enjoyed good growth, with modest gains in North America and EMEA. When measured at public currency rates, Global Industrial segment sales were $1,263 million and operating income was $178 million.

Fourth quarter 2013 sales for the Global Institutional segment, when measured at fixed currency rates, rose 4% to $1,074 million, led by strong Global Specialty sales growth. Fixed currency operating income increased to $201 million, up 6% compared with last year.  Sales for the segment showed solid growth in North and Latin America, with moderate gains in Asia Pacific, which more than offset lower sales in EMEA.  When measured at public currency rates, Global Institutional segment sales were $1,068 million and operating income was $199 million.

Fourth quarter 2013 sales for the Global Energy segment, when measured at fixed currency rates, grew 78% to $1,062 million in the fourth quarter 2013, due in large part to the Champion acquisition.  Fixed currency operating income increased 54% to $161 million.  Acquisition adjusted fixed currency sales grew 12% reflecting good growth in the upstream and downstream markets; acquisition adjusted fixed currency operating income increased 31%.  When measured at public currency rates, Global Energy segment sales were $1,047 million and operating income was $159 million.

Other segment sales, when measured at fixed currency rates, increased 1% to $183 million in the fourth quarter.  Fixed currency operating income declined 6% to $24 million.  When adjusted for the sale of Vehicle Care in the fourth quarter 2012, fourth quarter 2013 fixed currency sales increased 6% with good results from Global Pest Elimination and double-digit Equipment Care growth.  When adjusted for the sale of Vehicle Care, fixed currency operating income decreased 2% primarily due to a deductible on an insurance claim and the write down of certain field software.  When measured at public currency rates, Other segment reported sales were $182 million and reported operating income was $24 million.

The Corporate segment includes amortization from the Nalco merger intangible assets and certain integration costs for both the Nalco and Champion transactions.  The Corporate segment also includes special gains and charges.  Special gains and charges for the fourth quarter 2013 were a net charge of $40 million ($33 million after-tax) and primarily consisted of restructuring charges and Champion integration costs.  Special gains and charges for the fourth quarter 2012 were $47 million ($42 million after-tax).

The reported tax rate in the fourth quarter 2013 was 28.1% and compared with 29.6% in the fourth quarter 2012.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted tax rate was 27.5% in the fourth quarter 2013 and compared with 29.3% in the same period last year.  The improved tax rate was primarily the result of global tax planning actions, extension of the U.S. R&D tax credit and the geographic mix of income.

Ecolab reacquired 0.7 million shares of its common stock during the fourth quarter, completing the previously announced $1 billion share repurchase program.

Business Outlook

2014

Ecolab expects 2014 full-year adjusted earnings per share forecast in the $4.10 to $4.20 range, representing a 16% to 19% increase over the prior year.  When compared with the 2013 performance, we look for further solid fixed currency sales growth, improved adjusted gross margin and SG&A ratios to sales, lower interest expense and a lower adjusted tax rate.  We look for unfavorable currency exchange to offset favorable pension expense.  We expect these factors, combined with improved efficiency, cost savings and merger synergies, to yield a very strong adjusted earnings per share performance.

Our detailed outlook for the full year 2014 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 46%
SG&A % of Sales	approx. 32%
Interest expense, net	$250 million to $260 million
Adjusted tax rate	27% - 28%
Adjusted EPS, excluding special gains and charges	$4.10 - $4.20
Diluted shares	approx. 307 million

Special gains and charges for the full-year 2014 are expected to be approximately a $0.25 per share net charge, primarily driven by restructuring charges and integration costs.  Amounts related to discrete tax items for 2014 are not currently quantifiable.

2014 — First Quarter

Ecolab expects first quarter adjusted earnings per share in the $0.71 to $0.75 range, representing a 18% to 25% increase versus a very strong year-ago period, when adjusted earnings per share rose 20% to $0.60.

Our detailed outlook for the first quarter 2014 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 46%
SG&A % of Sales	approx. 34%
Interest expense, net	$60 million to $65 million
Adjusted tax rate	28% - 29%
Adjusted EPS, excluding special gains and charges	$0.71 - $0.75
Diluted shares	approx. 307 million

We expect first quarter 2014 special gains and charges, including restructuring charges and integration costs, to be a net charge of approximately $0.06 per share.

Reported first quarter 2013 diluted earnings per share of $0.53 included special gains and charges and discrete tax items.  Excluding these items, first quarter 2013 adjusted diluted earnings per share were $0.60.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2013 sales of $13 billion and 45,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2014 first quarter and full-year business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, adjusted earnings per share and diluted shares outstanding;

special gains and charges, including restructuring charges and integration costs; market conditions; cost savings; merger synergies; currency exchange; and pension expense.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. In addition, as it relates to the Champion acquisition and Nalco merger, these risks and uncertainties include problems that may arise in successfully integrating the businesses of the company and Nalco Champion, which may result in the combined business not operating as effectively and efficiently as expected.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and the company’s other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk; our ability to integrate the Nalco merger and the Champion acquisition and to realize the anticipated benefits of these transactions; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations, including those  relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted fixed currency operating income adjusted for acquisitions, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income, adjusted fixed currency operating income and adjusted fixed currency operating income adjusted for acquisitions measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income, adjusted operating income and acquisition adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2013.

Acquisition adjusted growth rates generally exclude the results of any acquired business for the first twelve months post acquisition and exclude the results of any divested businesses for the previous twelve months prior to divestiture. Champion is an exception. Due to the rapid pace at which the business is being fully integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is not readily available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2013	2012	Change	2013	2012	Change

Net sales	$3,559.5	$3,045.8	17%	$13,253.4	$11,838.7	12%

Cost of sales (1)	1,963.8	1,644.2	19%	7,240.1	6,483.5	12%
Selling, general and administrative expenses	1,104.9	971.1	14%	4,281.4	3,920.2	9%
Special (gains) and charges (1)	20.2	34.7		171.3	145.7
Operating income	470.6	395.8	19%	1,560.6	1,289.3	21%
Interest expense, net (1)	67.6	62.5	8%	262.3	276.7	-5%
Income before income taxes	403.0	333.3	21%	1,298.3	1,012.6	28%
Provision for income taxes	113.4	98.8	15%	324.7	311.3	4%
Net income including noncontrolling interest	289.6	234.5	23%	973.6	701.3	39%
Less: Net income (loss) attributable to noncontrolling interest (1)	2.5	3.1		5.8	(2.3)
Net income attributable to Ecolab	$287.1	$231.4	24%	$967.8	$703.6	38%

Earnings attributable to Ecolab per common share
Basic	$0.95	$0.79	20%	$3.23	$2.41	34%
Diluted	$0.93	$0.77	21%	$3.16	$2.35	34%

Weighted-average common shares outstanding
Basic	301.2	293.8	3%	299.9	292.5	3%
Diluted	307.5	299.9	3%	305.9	298.9	2%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2013	2012	2013	2012

Cost of sales
Restructuring	$1.1	$13.1	$6.6	$22.7
Recognition of inventory fair value step-up	18.6	(1.5)	36.6	71.2
Subtotal	19.7	11.6	43.2	93.9

Special (gains) and charges
Restructuring charges	8.0	43.4	83.4	116.6
Champion acquisition and integration costs	7.2	14.5	49.7	18.3
Nalco merger and integration costs	5.1	23.9	18.6	70.9
Venezuela currency devaluation	(0.1)	—	23.2	—
Gain on sale of businesses, litigation related expense & other	—	(47.1)	(3.6)	(60.1)
Subtotal	20.2	34.7	171.3	145.7
Operating income subtotal	39.9	46.3	214.5	239.6

Interest expense, net
Acquisition debt costs	—	1.1	2.5	1.1
Debt extinguishment costs	—	—	—	18.2
Subtotal	—	1.1	2.5	19.3

Net income attributable to noncontrolling interest
Venezuela currency devaluation	—	—	(0.5)	—
Recognition of Nalco inventory fair value step-up	—	—	—	(4.5)
Subtotal	—	—	(0.5)	(4.5)
Total	$39.9	$47.4	$216.5	$254.4

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2013	2012	% Change	2013	2012	% Change

Net Sales
Global Industrial	$1,283.1	$1,228.3	4%	$4,905.1	$4,762.2	3%
Global Institutional	1,073.7	1,035.7	4%	4,202.5	4,063.2	3%
Global Energy	1,062.1	598.2	78%	3,532.8	2,275.4	55%
Other	182.5	181.5	1%	715.0	736.3	-3%
Subtotal at fixed currency rates	3,601.4	3,043.7	18%	13,355.4	11,837.1	13%
Currency impact	(41.9)	2.1		(102.0)	1.6
Consolidated	$3,559.5	$3,045.8	17%	$13,253.4	$11,838.7	12%

Operating Income
Global Industrial	$181.6	$173.2	5%	$637.3	$569.5	12%
Global Institutional	200.7	190.1	6%	764.5	700.7	9%
Global Energy	160.7	104.1	54%	492.1	360.7	36%
Other	24.2	25.7	-6%	97.9	103.0	-5%
Corporate	(89.3)	(97.5)		(411.6)	(442.3)
Subtotal at fixed currency rates	477.9	395.6	21%	1,580.2	1,291.6	22%
Currency impact	(7.3)	0.2		(19.6)	(2.3)
Consolidated	$470.6	$395.8	19%	$1,560.6	$1,289.3	21%

Note:

During the third quarter of 2013, the company’s management made a change to the way it measures and reports certain segments’ operating income, with intangible asset amortization specific to the Champion transaction moving to the Global Energy reportable segment from the Corporate segment. To provide meaningful comparisons, this change was made retroactively, resulting in $14.0 million of amortization expense moving to the Global Energy reportable segment from the Corporate segment for the second quarter of 2013. No other segments were impacted by this change.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2013	2012

Assets
Current assets
Cash and cash equivalents	$339.2	$1,157.8
Accounts receivable, net	2,568.0	2,225.1
Inventories	1,321.9	1,088.1
Deferred income taxes	163.0	205.2
Other current assets	306.3	215.8
Total current assets	4,698.4	4,892.0

Property, plant and equipment, net	2,882.0	2,409.1
Goodwill	6,862.9	5,920.5
Other intangible assets, net	4,785.3	4,044.1
Other assets	407.9	306.6

Total assets	$19,636.5	$17,572.3

Liabilities and Equity
Current liabilities
Short-term debt	$861.0	$805.8
Accounts payable	1,021.9	879.7
Compensation and benefits	571.1	518.8
Income taxes	80.9	77.4
Other current liabilities	953.8	771.0
Total current liabilities	3,488.7	3,052.7

Long-term debt	6,043.5	5,736.1
Postretirement health care and pension benefits	795.6	1,220.5
Other liabilities	1,899.3	1,402.9
Total liabilities	12,227.1	11,412.2

Equity
Common stock	345.1	342.1
Additional paid-in capital	4,692.0	4,249.1
Retained earnings	4,699.0	4,020.6
Accumulated other comprehensive loss	(305.2)	(459.7)
Treasury stock	(2,086.6)	(2,075.1)
Total Ecolab shareholders’ equity	7,344.3	6,077.0
Noncontrolling interest	65.1	83.1
Total equity	7,409.4	6,160.1

Total liabilities and equity	$19,636.5	$17,572.3

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17	$0.62	$0.79	$0.80	$1.58	$0.77	$2.35

Adjustments:
Special (gains) and charges (1)	0.33	0.11	0.44	0.07	0.51	0.14	0.65
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	(0.02)	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.50	$0.72	$1.22	$0.87	$2.09	$0.89	$2.98

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2013	2013	2013	2013	2013	2013	2013
Diluted earnings per share, as reported (U.S. GAAP)	$0.53	$0.69	$1.23	$1.00	$2.23	$0.93	$3.16

Adjustments:
Special (gains) and charges (3)	0.12	0.21	0.33	0.07	0.40	0.11	0.51
Tax expense (benefits) (4)	(0.05)	(0.04)	(0.09)	(0.04)	(0.13)	(0.01)	(0.14)

Adjusted diluted earnings per share (Non-GAAP)	$0.60	$0.86	$1.47	$1.04	$2.50	$1.04	$3.54

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2012 include restructuring charges of $21.4 million, $23.8 million, $14.7 million and $40.4 million, net of tax in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2012 also include $10.0 million, $8.8 million, $11.7 million and  $15.5 million, net of tax, in the first, second, third and fourth quarters, respectively related to Nalco merger and integration costs. Special (gains) and charges for 2012 also include $56.3 million, net of tax, in first quarter, for the recognition of Nalco inventory fair value step-up. Special (gains) and charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter. Special (gains) and charges for 2012 also include $3.3 million and $12.7 million, net of tax in the third and fourth quarters, respectively, related to Champion acquisition costs. Special (gains) and charges for 2012, also include a net of tax gain of $8.1 million in the third quarter related to the sale of an investment in a U.S. business, originally sold prior to 2012. Special (gains) and charges for 2012 also include a net gain of $27.6 million, net of tax in the fourth quarter related to the sale of our Vehicle Care division offset partially by litigation related charges.

(2) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million. Second quarter 2012 discrete tax net benefits of $2.6 million primarily include the impact of remeasurement of foreign deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, offset partially by foreign audit settlements and adjustments. Third quarter 2012 discrete tax net benefits of $0.9 million primarily include net benefits from filing our 2011 U.S. federal tax return and a release of a valuation allowance related to a capital loss carryforward, partially offset by the remeasurement of certain deferred tax assets and liabilities resulting from changes in local country tax rates. Fourth quarter 2012 discrete tax net benefits of $7.1 million primarily include the remeasurement of deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, as well as other various individually insignificant items.

(3) Special (gains) and charges for 2013 include restructuring charges of $14.1 million, $33.7 million, $8.9 million and $10.2 million net of tax in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2013 also include $7.1 million, $17.1 million, $6.7 million and $4.6 million of costs in the first, second, third and fourth quarters of 2013, respectively, related to Champion acquisition and integration costs. Special (gains) and charges for 2013 also include $10.5 million, $3.5 million and $11.9 million, net of tax in the second, third and fourth quarters, respectively, for the recognition of Champion inventory fair value step-up. Special (gains) and charges for 2013 also include $2.7 million, $3.0 million, $3.5 million and $5.0 million of costs in the first, second, third and fourth quarters of 2013, respectively, related to Nalco integration costs. Special (gains) and charges for the first and fourth quarters of 2013 also include $15.0 million and $1.2 million, net of tax for the devaluation of Venezuelan currency. Special (gains) and charges for the first quarter of 2013 also includes a net gain of $2.5 million, net of tax related to other items.

(4) The first quarter 2013 discrete tax net benefit of $15.5 million is driven primarily by net benefits related to the remeasurement of certain deferred tax assets and liabilities and the retroactive extension during first quarter 2013 of the U.S. R&D 2012 credit. The second quarter 2013 discrete tax net benefit of $12.1 million are driven primarily by the release of a valuation allowance related to the realizability of foreign deferred tax assets, law changes within a foreign jurisdiction and recognition of settlements related to our 2009 through 2010 U.S. income tax returns, offset partially by foreign audit adjustments. The third quarter 2013 discrete tax net benefit of $12.5 million primarily includes net benefits from filing our 2012 U.S. federal tax return and the recognition of settlements related to prior year income tax audits, partially offset by the remeasurement of certain deferred tax assets. The fourth quarter 2013 discrete tax net benefits of $1.6 million relate primarily to U.S. and foreign audit settlements and adjustments and net benefits from filing our 2012 U.S. state tax returns, partially offset by net adjustments to deferred tax assets and liabilities.